Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION (AS AMENDED)

OF

DIFFUSION PHARMACEUTICALS INC.

Diffusion Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: That, on August 8, 2023, the Board of Directors of the Corporation (the “Board”) declared advisable and approved the following amendment to the Certificate of Incorporation, as amended:

WHEREAS, Sections 242(a)(1) and 242(b)(1) of the General Corporation Law of the State of Delaware provide that the board of directors of a corporation may amend its certificate of incorporation after receipt of payment for its capital stock to change its corporate name without submitting such amendment to a vote of its stockholders; and

WHEREAS, the Board previously determined that it was advisable and in the best interests of the Corporation and its stockholders to amend the Corporation’s Certificate of Incorporation, as amended, at the effective time of the merger of Dawn Merger Sub Inc. with and into EIP Pharma, Inc. (the “Effective Time”), to change the name of the Corporation from “Diffusion Pharmaceuticals Inc.” to “CervoMed Inc.” (the “Corporate Name Change”).

NOW, THEREFORE, BE IT, RESOLVED, that, at the Effective Time, ARTICLE I – NAME of the Certificate of Incorporation, as amended, shall be deleted and replaced in its entirety with the following:

“The name of the corporation is CervoMed Inc. (the “Corporation”).”

RESOLVED, that the Board hereby approves the Amendment to the Certificate of Incorporation, as amended, to be filed with the Secretary of State of the State of Delaware at the Effective Time; and further

RESOLVED, that, at the Effective Time, the Chief Executive Officer, the Chief Financial Officer and the General Counsel (collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized, empowered and directed, on behalf of the Corporation and in its name, to file the Certificate of Amendment to the Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, and to take all other actions necessary or appropriate, to effect the Corporate Name Change.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242(a)(1) and 242(b)(1) of the General Corporation Law of the State of Delaware without a meeting or vote of the Corporation’s stockholders.

THIRD: That this Certificate of Amendment to the Certificate of Incorporation, as amended, shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 16th day of August, 2023.

DIFFUSION PHARMACEUTICALS INC.

By: /s/ William Elder
Name: William Elder
Title: General Counsel and Secretary